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                                                                    EXHIBIT VIII

                         INVESTMENT MONITORING AGREEMENT

         INVESTMENT MONITORING AGREEMENT (hereinafter referred to as this "Agreement"), dated as of July 18, 1997, by and among GEOKINETICS INC., a Delaware corporation (the "Company"), BLACKHAWK CAPITAL PARTNERS, a Texas general partnership (the "Investment Monitor") and BLACKHAWK INVESTORS, L.L.C, a Delaware limited liability company ("Blackhawk").

                              W I T N E S S E T H:

         WHEREAS, pursuant to a Securities Purchase and Exchange Agreement of even date herewith (the "Purchase Agreement") among the Company, Blackhawk and certain Holders (as defined therein), Blackhawk will invest in the Company (the "Investment") by purchasing 5,041,667 shares of Common Stock of the Company, 171,875 shares of Series A Preferred Stock of the Company and a Shadow Warrant to purchase up to an aggregate of 6,512,095 shares of Common Stock, subject to adjustment;

         WHEREAS, the Investment Monitor is the managing member of Blackhawk;

         WHEREAS, as an inducement to the consummation of the transactions contemplated by the Purchase Agreement Merger and the making of the Investment, the parties have agreed that the Investment Monitor will oversee the Investment on behalf of Blackhawk, and the Investment Monitor is willing to undertake such responsibility on the terms and conditions set forth herein; and

         WHEREAS, capitalized terms used herein without definition shall have the respective meanings ascribed to the in the Purchase Agreement.

         NOW, THEREFORE, in consideration of the conditions and mutual agreements hereinafter set forth, the parties hereto agree as follows:

         1. The parties agree that the Investment Monitor will monitor the Investment, on behalf of Blackhawk, during the term of this Agreement (the "Term"), which shall commence on the Closing Date of the transactions contemplated by the Purchase Agreement and terminate as provided in paragraph 6 below.

         2. During the Term, the Company shall pay to the Investment Monitor an annual fee, in the amount of $25,000, in payment for its services to be rendered hereunder (the "Fee"), which Fee will be paid quarterly in arrears on the last business day of March, June, September and December of each year, commencing September 30, 1997.

         3. Nothing herein shall require the Investment Monitor to devote full time to its duties hereunder, the Investment Monitor hereby agrees to devote such of its time and activity during normal



                                                           Page 177 of 241 Pages







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business days and hours as it, in its sole discretion, shall deem necessary for the accomplishment of its duties hereunder.

         4. The Investment Monitor shall not be liable to Blackhawk or any of its members on account of any compensation received or action taken pursuant to this Agreement.

         5. Blackhawk hereby agrees to hold the Investment Monitor harmless from and indemnify the Investment Monitor against all actions, proceedings, claims and demands (herein referred to as "Claims") which may be brought against, suffered or incurred by the Investment Monitor by reason of its performance or nonperformance of its duties under the terms of this Agreement (including all reasonable legal, professional and other expenses incurred), except any such Claim that arises from the willful misconduct, gross negligence or fraud of the Investment Monitor in the performance or nonperformance of its obligations or duties hereunder.

         6. This Agreement shall terminate (except for the provisions of paragraph 5), upon the earlier to occur of (i) the date that on which Blackhawk and/or its affiliates ceases to own 10% of the equity securities of the Company or (ii) December 31, 2002, provided, that, if the event described in subparagraph (i) above shall not have occurred before December 31, 2002, this Agreement shall be automatically extended beyond December 31, 2002 for successive one year terms, unless either the Company or Blackhawk shall give written notice to the Investment Monitor at least 30 days before such expiration date or such extended expiration date or until the occurrence of the event described in subparagraph (i) above.

         7. No modification of this Agreement, or any part hereof, shall be valid or effective unless in writing and signed by the party or parties sought to be charged therewith.

         8. This Agreement contains the entire understanding of the parties and supersedes any prior agreements and understandings between the parties with respect to its subject matter.

         9. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to choice of law or conflicts of law principles.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                       GEOKINETICS INC.



                                       By:/s/ JAY D. HABER
                                          ______________________________________
                                          Name:  Jay D. Haber
                                          Title: President

                                       BLACKHAWK CAPITAL PARTNERS



                                       By:/s/ WILLIAM R. ZIEGLER
                                          ______________________________________
                                          William R. Ziegler, Partner





                                       -2-                 Page 178 of 241 Pages





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                             BLACKHAWK INVESTORS, L.L.C.

                             By: Blackhawk Capital Partners, its Managing Member



                             By:/s/ WILLIAM R. ZIEGLER
                                ________________________________________________
                                William R. Ziegler, Partner




                                       -3-                 Page 179 of 241 Pages


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